As filed with the United States Securities and Exchange Commission on July 21, 2026.

Registration No. 333-262001
Registration No. 333-286969
Registration No. 333-286970

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-262001
 FORM S-8 REGISTRATION STATEMENT NO. 333-286969
FORM S-8 REGISTRATION STATEMENT NO. 333-286970

UNDER THE SECURITIES ACT OF 1933

KORE Group Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	86-3078783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1155 Perimeter Center West, 11th Floor
Atlanta, GA 30338
(Address of principal executive offices)

KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan

Non-Plan Restricted Stock Unit Awards

(Full title of the plans)

Jack W. Kennedy Jr.
Executive Vice President, Chief Legal Officer and Secretary
KORE Group Holdings, Inc.
1155 Perimeter Center West, 11th Floor
Atlanta, GA 30338
877-710-5673

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Paul Davis Fancher
Troutman Pepper Locke LLP
600 Peachtree Street NE, Suite 3000
Atlanta, Georgia 30308
(404) 885-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed by KORE Group Holdings, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•
Registration Statement on Form S-8 (No. 333-262001), filed with the SEC on January 4, 2022, pertaining to the registration of 1,723,450 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), under the KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan (the “2021 Plan”).

•
Registration Statement on Form S-8 (No. 333-286970), filed with the SEC on May 5, 2025, pertaining to the registration of 3,157,444 additional shares of Common Stock, in connection with Section 4(a)(i) of the 2021 Plan.

•
Registration Statement on Form S-8 (No. 333-286969), filed with the SEC on May 5, 2025, pertaining to the registration of 393,967 shares of Common Stock issuable upon settlement of awards of restricted stock units granted to employees of the Company outside of the 2021 Plan.

On July 21, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 26, 2026, by and among KONA Parent, L.P., a Delaware limited partnership (“Parent”), KONA Merger Sub Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statements. Accordingly, the Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each Registration Statement and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 21st day of July 2026.

KORE GROUP HOLDINGS, INC.

By:	/s/ Jack W. Kennedy Jr.
Name: Jack W. Kennedy Jr. Title: Executive Vice President, Chief Legal Officer, and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.